UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 2, 2004
Date of Report (Date of earliest event reported)

HOUSE OF BRUSSELS CHOCOLATES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-29213	52-2202416
(State or other	(Commission File	(IRS Employer
Jurisdiction of incorporation	Number)	Identification No.)

Suite #208 - 750 Terminal Avenue,
Vancouver, V6A 2M5
British Columbia, Canada
(Address of principal executive offices)

(604) 713-8052
Registrant's telephone number, including area code

ITEM 5.     OTHER EVENTS

              On February 2, 2004, we announced that Richard J. Siemens has agreed to serve as a Director on our Board of Directors. Mr. Siemens is an accomplished international businessman and a leading visionary in the telecommunications industry. On February 2, 2004, we issued a press release regarding the appointment. A copy of the press release is attached hereto as Exhibit 99.1.

             On February 5, 2004, we appointed Dr. William F. Donovan, M.D. to our Board of Directors. Dr. Donovan has served as the Chairman of our Medical Advisory Board for the last five months and has been an integral leader in our success in developing a perimenopausal, supplement-enriched bar for Culinova, Inc. In an effort to pursue our interest in this new niche of the chocolate industry, we incorporated a new subsidiary, ChocoMed, Inc. (“ChocoMed”) to pursue the investigation of the use of chocolate as a carrier for dietary supplements, functional foods and pharmaceutical compounds to treat various medical conditions. Additionally, we have added three new members to our Medical Advisory Board: Dr. Robin L. Smith, M.D., Dr. Boyd D. Lyles, Jr., M.D. and Dr. Richard G. Brassard. On February 5, 2004, we issued a press release regarding these events. A copy of the press release is attached hereto as Exhibit 99.2.

             Our Board of Directors also accepted the resignation of L. Evan Baergen as our President, Secretary and Treasurer. Additionally, Mr. Baergen resigned as a Director. Mr. Baergen’s departure is based solely upon personal reasons and is not the result of any dispute or disagreement with us. Mr. Grant Petersen, our Chairman of the Board and Chief Executive Officer, will serve as President.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial Statements of Business Acquired.

Not applicable.

(b)     Pro forma Financial Information.

Not applicable.

(c)     Exhibits.

99.1	Press Release - Dated February 2, 2004

99.2	Press Release - Dated February 5, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSE OF BRUSSELS CHOCOLATES INC.

Date: February 5, 2004
	By:	/s/ Grant Petersen
Grant Petersen
Chairman of the Board of Directors and
Chief Executive Officer